Exhibit 99.3

Risk Factors

You should carefully consider the following risk factors in evaluating an investment in the Company’s securities. Any of these risks or the occurrence of any one or more of the uncertainties described below could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows, ability to service our indebtedness, ability to pay distributions and the market price of the Company’s common stock. The risks set forth below speak only as of the date of filing and the Company disclaims any duty to update them except as required by law.

For purposes of these risk factors, the terms listed below shall have the following meanings:

•	The “Company,” “we,” “our” and “us” refer to Safehold Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

•	“Combined Property Value” or “CPV” means the current combined value of the land, buildings and improvements relating to a commercial property, as if there was no ground lease on the land at the property. CPV is generally based on independent appraisals; however, the Company will use actual sales prices/management estimates for recently acquired and originated ground leases for appraisals are not yet available. For construction projects, CPV represents the total cost associated with the acquisition, development, and construction of the project.

•	“Ground Lease” means a commercial ground lease or sublease and any other commercial lease or sublease that the Managing Member determines has characteristics of a ground lease or ground sublease, together with any related documents or instruments binding (directly or indirectly) on Portfolio Holdings (or the person through whom Portfolio Holdings has directly or indirectly invested in such Ground Lease) and the lessee thereunder and/or its affiliates; provided, however, that the term “Ground Lease” shall not include a ground lease with respect to property that is intended for individual residential use; any commercial ground lease or sublease and any other commercial lease or sublease that the Managing Member determines has characteristics of a ground lease or ground sublease where Portfolio Holdings (or the person through whom Portfolio Holdings has directly or indirectly invested in such commercial ground lease or sublease) is lessee but not a lessor thereunder; or any pre-development Ground Lease.

•	“Ground Rent Coverage” means the ratio of property net operating income to the Ground Lease payment due to the Company.

•	“Managing Member” means Safehold Inc., as managing member of Portfolio Holdings pursuant to the Portfolio Holdings LLC Agreement.

•	“Portfolio Holdings” means Safehold GL Holdings LLC, a Delaware limited liability company.

•	“Portfolio Holdings LLCA” means the Amended and Restated Limited Liability Company Agreement of Safehold GL Holdings LLC, dated as of March 30, 2023.

•	“UCA” or “unrealized capital appreciation” means the value of the land and improvements subject to a Ground Lease in excess of our investment basis. For more information on UCA, including certain limitations and qualifications, please refer to Old SAFE’s Current Report on Form 8-K filed with the SEC on February 14, 2023.

•	“GL unit,” “Old SAFE,” the “Merger” and the “Spin-Off” each have the meanings set forth in the Current Report on Form 8-K to which this exhibit relates.

Risks Related to Our Portfolio and Our Business

The market for Ground Lease transactions and the availability of investment opportunities may not meet our growth objectives.

The achievement of our investment objectives depends, in part, on our ability to continue to grow our portfolio. We cannot assure you that the market for Ground Leases will enable us to meet our growth objectives. Potential tenants may prefer to own the land underlying the improvements they intend to develop, rehabilitate or own. Negative publicity about the experience of tenants with non-Safehold ground leases may also discourage potential tenants. In addition, increases in interest rates have and may continue to result in a reduction in the availability or an increase in costs of leasehold financing, which is critical to the growth of a robust Ground Lease market. The COVID-19 pandemic is not currently materially impacting our new investment activity, but we continue to monitor its potential impact, which could slow new investment activity because of reduced levels of real estate transactions and constrained conditions for equity and debt financing for real estate transactions, including leasehold loans. In addition, although more normalized activities have resumed, the COVID-19 pandemic could make transactions more difficult to execute. These and other factors outside our control may materially adversely affect the market for our leases and our ability to grow and meet our investment objectives.

Our operating performance and the market value of our properties are subject to risks associated with real estate assets.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may adversely affect our operating results and decrease cash available for distributions to our shareholders, as well as the market value of our properties. These events include, but are not limited to:

•	adverse changes in international, national, regional or local economic and demographic conditions;

•	adverse changes in the financial position or liquidity of tenants and potential buyers of properties;

•	competition from other real estate investors with significant capital, including real estate operating companies, other publicly traded REITs, institutional investment funds, banks, insurance companies and individuals;

•	potential liability under environmental laws as an owner of real property;

•	our tenants’ failures to maintain adequate insurance on their properties as is typically required by our leases and the inability to insure against certain events, including acts of God; and

•	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws and governmental fiscal policies.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that such events may occur or have occurred, could result in a general decline in attractive investment opportunities, the availability of financing for buyers and lessees of our properties or an increased incidence of defaults under our existing leases. As a result of the foregoing, there can be no assurance that we can achieve our investment objectives.

The rental payments under our leases may not keep up with changes in market value and inflation.

The leases at most of our properties provide for rental payments that are CPI-Linked or fixed with future CPI adjustments. Many of our Ground Leases include a periodic rent increase based on prior years’ cumulative CPI growth, with the initial lookback year generally starting between years 11 and 21 of the lease term. These CPI lookbacks are generally capped between 3.0% - 3.5%. In the event cumulative inflation growth for the lookback period exceeds the cap, these rent adjustments may not keep up fully with changes in inflation. They may also not keep up with increases in market rental rates. As a result, we may not capture the full value of the land underlying our leases at given points in time or the UCA at lease expiration. Future leases that we enter into are likely to contain similar or other limitations on rent increases, which may limit the appreciation in value of our land, our net asset value and our UCA.

We may be unable to renew expiring Ground Leases, re-lease the land or sell the properties on favorable terms or at all.

Above-market lease rates at some of the properties in our portfolio at the time of any Ground Lease renewal or re-lease may force us to renew some expiring leases or re-lease properties at lower rates. We cannot assure you existing tenants will exercise any extension options or that our expiring leases will be renewed or that our properties will be re-leased at lease rates equal to or above their then weighted average lease rates. Tenants may fail to properly maintain their improvements, and certain improvements may become obsolete over the long terms of our Ground Leases, which may impair the value and the UCA that we are able to realize upon a sale or re-leasing, or require us to make significant investments in order to restore the property to a suitable condition.

A lack of recourse to creditworthy counterparties may adversely affect us and our tenants.

The tenants under our Ground Leases are typically special purpose entities formed to enter into our leases and own the improvements built on our land. Likewise, our tenants’ lenders are often special purpose entities formed to enter into their debt arrangements. If we have to take action to enforce our leases, we may not have access to tenants’ assets other than our lease and the tenant’s improvements. If our tenants have to take action to enforce their debt arrangements, they may not have access to the lenders’ assets. We may have limited or no recourse against a separate creditworthy guarantor. Disputes may arise that result in the tenant withholding rent payments, possibly for an extended period. If a tenant fails to maintain our land and their improvements in accordance with our lease terms, their value may decline materially. Any of these situations may result in extended periods with a significant decline in revenues or no revenues generated by a property or may impair the value of our properties and the UCA that we may realize from them.

Counterparty, geographic and industry concentrations may expose us to financial credit risk.

For the year ended December 31, 2022, our two largest tenants by revenues accounted for approximately 6.0% and 5.8%, respectively, of our total revenues. For the year ended December 31, 2022, 11.9% of our total revenues came from hotel properties. We could be materially and adversely affected by negative factors affecting such concentration. We received no percentage rent payments from our Park Hotels Portfolio in 2022 (which reflect 2021 operations) due to the impact of the COVID-19 pandemic. There could be declines in corporate budgets and consumer demand for travel even after the COVID-19 pandemic subsides, and such declines may continue for several years. Additionally, there could be declines in corporate budgets for office space even after the COVID-19 pandemic subsides, and such declines may continue for several years, which could adversely affect our business. Percentage rent payments under our Ground Leases are likely to continue to be negatively affected while these conditions persist. In addition, as of December 31, 2022, our portfolio had the following regional geographic concentrations based on gross book value: Northeast-39%, West-26%, Southeast-13%, Mid-Atlantic-13%, Southwest-6% and Central-3%.

Percentage rent payable under our master lease relating to the Park Hotels Portfolio is calculated on an aggregate portfolio-wide basis.

The tenant under our Park Hotels Portfolio master lease pays us percentage rent equal to 7.5% of the positive difference between the aggregate annual operating revenues of the five hotels in the portfolio for any year and a threshold amount of approximately $81.4 million. We received no percentage rent payments from our Park Hotels Portfolio in 2022 (which reflect 2021 operations) or in 2021 (which reflect 2020 operations) versus $3.6 million received in 2020 (which reflect 2019 operations). Any deterioration in the operating performance at any of the hotels in the Park Hotels Portfolio would adversely affect our ability to earn percentage rent under such hotels, and it is possible that poor operating performance at one or more such hotels could reduce or eliminate percentage rent for any annual period notwithstanding stable or improving operating performance at other hotels included in the Park Hotels Portfolio.

We are the tenant of a Ground Lease underlying a majority of our Doubletree Seattle Airport property.

The sum of our cash base rental income in place for our Doubletree Seattle Airport property as of December 31, 2022 and total percentage cash rental income during the year ended December 31, 2022 for such property totaled an aggregate of $4.5 million, or approximately 2.7% of the cash income of our entire portfolio. A majority of the land underlying our Doubletree Seattle Airport property is owned by a third party and is ground leased to us. We are obligated to pay the third-party owner of the Ground Lease $0.4 million, subject to adjustment for changes in the CPI, per year through 2044; however, we pass this cost on to our tenant under the terms of our master lease. If the underlying Ground Lease is not renewed by the landlord on or before its expiration in 2044, our lease of the Doubletree Seattle Airport hotel to our tenant would also terminate which would result in the loss to us of the rental income from this hotel as well as any UCA that had not been realized by that time.

Certain tenant rights under our Ground Leases may limit the value and the UCA we are able to realize upon lease expiration, sale of our land and Ground Leases or other events.

Certain tenant rights under our Ground Leases may limit the value we are able to realize upon lease expiration, sale of our land or other events, including, among others: (i) our Park Hotels master lease gives the tenant the right to purchase one or more of the hotels at fair market value if the hotel suffers a major casualty or condemnation event, as defined under the master lease; (ii) prior to the expiration of the Ground Lease relating to an office property that represents 1.2% of the gross book value of our portfolio as of December 31, 2022, the tenant has the right to demolish the building and improvements on the property, although it cannot do so during the last five years of the lease without our prior consent. Rent under our Ground Lease must continue to be paid through the end of the lease, even if the tenant demolishes the building and any improvements on the property; (iii) the Lock Up Self Storage Facility lease gives the tenant the right to purchase our interest in the underlying land at fair market value as of the expiration of the lease in 2037; and (iv) the tenants under certain of our Ground Leases have a right of first offer or a right of first refusal to purchase the land underlying the Ground Lease should we decide to sell the land together with the Ground Lease to a third party. The existence of these rights in existing and future leases may adversely affect the value and the UCA we are able to realize upon a sale of our Ground Leases and/or make it more difficult to re-let a property after the expiration of a lease.

We rely on Property NOI as reported to us by our tenants.

In evaluating Ground Rent Coverages and estimating Combined Property Values as indicators of the security of the rent owed to us pursuant to, and the safety of our investment in, a Ground Lease, we rely, to a significant degree, on Property NOI as reported to us by our tenants, or as otherwise publicly available, without independent investigation or verification on our part. Our tenants do not, nor do we expect that future tenants will, provide us with full financial statements prepared in accordance with GAAP or audited or reviewed by an independent registered public accounting firm. Our leases generally do not specify the detail upon which such financial information must be prepared or require notice to us or our approval for rent concessions or abatements given by our tenants to their subtenants. We assume the accuracy and completeness of information provided to us by our tenants or that is publicly available and the appropriateness of the accounting methodology or principles, assumptions, estimates and judgments used in its preparation. Accordingly, no assurance can be given that the information provided to us by our tenants, or that is otherwise publicly available, is accurate or complete, which could materially and adversely affect our underwriting decisions. Tenants may also restrict our ability to disclose publicly their Property NOI. In addition, with respect to properties under development or renovation, Ground Rent Coverage reflects our estimated annual rent coverage at the expected stabilization or completion of renovation at the applicable property. There can be no assurance our estimates will prove to be correct.

Our estimates of Ground Rent Coverage for properties in development or transition, or for which we do not receive current tenant financial information, may prove to be incorrect.

Certain of the Ground Leases in our portfolio relate to properties that are under development or in transition. In such cases, our underwriting and monitoring of the property during development or transition is based on our estimate of the initial net operating income of the building at an assumed stabilization date. Similarly, we use estimates of Property NOI in cases where our tenant is not required to report the actual amount to us on a current basis. Our estimates are based on leasing activity at the building and available market information, including leasing activity at comparable properties in the market. Estimates are inherently uncertain. While we intend to use assumptions that we believe are reasonable when making estimates, our assumptions may prove to be incorrect. No assurance can be given regarding the accuracy of our estimates and assumptions and it is possible that the actual Ground Rent Coverage of these assets may be materially lower than our estimates.

Our estimates of Combined Property Value are based on various assumptions and information supplied to us by our tenants, and accordingly may not be indicative of actual values.

When underwriting a potential investment and monitoring our portfolio, our estimate of Combined Property Value is based on expected lease terms, information supplied to us by our prospective tenant or tenant and numerous assumptions made by us. We do not independently investigate or verify the information provided to us by our tenants and no assurance can be given that the information is accurate. See “—We rely on Property NOI as reported to us by our tenants.” The use of different information or assumptions could result in valuations that are materially lower than those used in our underwriting and portfolio monitoring processes. Our estimates of Combined Property Values represent our opinion and may not accurately reflect the current market value of the properties relating to our Ground Leases. Such estimates are based on numerous estimates and assumptions and not on contractual sale terms or third-party appraisals and, therefore, are inherently uncertain, and no assurance can be given regarding the accuracy or appropriateness of such estimates and assumptions. The application of alternative estimates or assumptions could result in valuations, by us or others, which are materially lower than those used in our underwriting and portfolio monitoring processes.

There can be no assurance that we will realize any incremental value from the UCA in our owned residual portfolio or that the market price of our common stock will reflect any value attributable thereto.

Pursuant to the typical terms of a Ground Lease, we regain possession of the land and generally take title to the building and any improvements thereon, without the payment of any additional consideration by us. We regard the difference between the initial Ground Lease value and the Combined Property Value as UCA in our owned residual portfolio that we may realize at the end of the lease through a releasing or sale transaction, or perhaps by operating the property directly. To the extent we choose to operate a property directly, we will be subject to additional risks associated with leasing commercial real estate, including responsibility for property operating costs, such as taxes, insurance and maintenance, that previously were paid for by our tenant pursuant the Ground Lease. Though we estimate Combined Property Value using one or more valuation methodologies that we consider appropriate, there can be no assurance that this estimate or the amount of any UCA in our owned residual portfolio is accurate at the time we invest in a Ground Lease. Even if we estimate that a UCA exists initially, we will generally not be able to realize that appreciation through a near term transaction, as the property is leased to a tenant pursuant to a long-term lease. While the value of commercial real estate as a broad class has generally increased over extended periods of time and is believed by some to exhibit a positive correlation with rates of inflation, the value of a particular commercial real estate asset is primarily a function of its location, overall quality and the terms of relevant leases. Since our leases are typically long-term (base terms ranging from 30 to 99 years), it is possible that the UCA in our owned residual portfolio will increase in value, but over long periods of time. However, the Combined Property Value of a particular property at the end of a Ground Lease will be highly dependent on its unique attributes and there can be no assurance that it will exceed the amount of our initial investment in the Ground Lease. There can also be no assurance that estimated UCA for properties we acquire in the future will be proportionate with estimated UCA for our current portfolio. Moreover, no assurance can be given that the market price of our common stock will include any value attributable to the UCA in our owned residual portfolio. The price for our most recent sale of Caret units, in August 2022, implied a $2.0 valuation for 100% of Caret units, but there can be no assurances as to the value that may be attributed to Caret units in the future. In addition, our ability to recognize value through reversion rights may be limited by the rights of our tenants under some of our Ground Leases. See “—Certain tenant rights under our Ground Leases may limit the value and the UCA we are able to realize upon lease expiration, sale of our land and Ground Leases or other events.” Moreover, the market price of our common stock may not reflect any value ascribed to the UCA in our owned residual portfolio, as it is difficult and highly speculative to estimate the value of a commercial real estate portfolio that may be realized at a distant point in time.

Ground Leases with developers expose us to risks associated with property development and redevelopment that could materially and adversely affect us.

In Ground Lease transactions with developers, rent may not commence until construction is completed, which would subject us to risks that the developer will be unable to complete the project and have it begin paying rent to us. Risks associated with development transactions include, without limitation: (i) the availability and pricing of financing for the developer on favorable terms or at all, due to rising interest rates or otherwise; (ii) counterparty risk with leasehold lenders that have future funding obligations; (iii) the availability and timely receipt by the developer of zoning and other regulatory approvals; (iv) the potential for the fluctuation of occupancy rates and rents, which could affect any percentage rents that we may receive; (v) development, repositioning and redevelopment costs may be higher than anticipated by the developer, which may cause the developer to abandon the project; and (vi) cost overruns and untimely completion of construction (including due to risks beyond the developer’s control, such as weather or labor conditions, inflationary pressures, supply chain disruptions or material shortages). In addition, if our tenant has obtained leasehold financing to complete construction, and the construction lender forecloses on the mortgage following a default, there is a risk that the mortgagee or a new tenant may not have necessary or sufficient development experience to complete the project or to do so to the same standards as the original developer. These risks could result in substantial unanticipated delays or expenses and could prevent the initiation or the completion of development, repositioning or redevelopment activities, any of which could materially and adversely affect us.

We may be materially and adversely affected by the exercise of leasehold mortgagee protections.

We typically permit tenants to obtain mortgage financing secured by their leasehold interest and to assign the lease and the tenant’s rights under the lease to the mortgagee as collateral. The leasehold mortgagee typically has the right to (i) receive notices and cure tenant defaults under the lease, (ii) require us to enter into a new lease with a successor tenant on the same terms as the existing lease and (iii) consent to certain actions. We may grant a leasehold mortgagee additional time to cure certain non-monetary defaults and may agree to defer certain remedies while the leasehold mortgagee is endeavoring to cure a default. In addition, some leasehold mortgage lenders may insist, should a casualty, loss or condemnation occur, upon using insurance proceeds to reduce the tenant’s debt to it rather than restoring or repairing the casualty, loss or condemnation, although the tenant would likely not be able to generate sufficient revenues from the resulting property to pay ground rent to us. There can be no assurance that we will not be materially and adversely affected by a leasehold mortgagee’s exercise of such mortgagee protections.

We are subject to the risk of bankruptcy of our tenants.

The bankruptcy or insolvency of a tenant may materially and adversely affect the income produced by our properties or could force us to “take back” a property as a result of a default or a rejection of the lease by a tenant in bankruptcy, any of which could materially and adversely affect us. If any tenant becomes a debtor in a case under federal bankruptcy law, we cannot evict the tenant and assume ownership of the building and improvements thereon solely because of the bankruptcy if the tenant continues to comply with the terms of our lease. In addition, the bankruptcy court might permit the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid and future rent would be a general unsecured claim subject to a statutory cap that might be substantially less than the rent actually owed to us under the lease. We may also be unable to re-lease a terminated or rejected space or re-lease it on comparable or more favorable terms. Although our tenants are primarily responsible for any environmental damages and claims related to the properties, a tenant’s bankruptcy or inability to satisfy its obligations for these types of damages or claims could require us to satisfy such liabilities. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease. It is also possible that a bankruptcy court could re-characterize our Ground Leases as secured lending transactions depending on its interpretation of the terms of the lease. If a lease were judicially recharacterized as a secured lending transaction, we would not be treated as the owner of the property subject to the lease and could lose the legal as well as economic attributes of the owners of the property, which could have a material adverse effect on us.

We may directly own one or more commercial properties, which will expose us to the risks of ownership of operating properties.

There may be instances where we take ownership of a commercial property for a period of time prior to the separating it into fee and leasehold interests. In addition, we may own and operate commercial properties that revert to us upon the expiration or termination of a Ground Lease. The ownership and operation of commercial properties will expose us to risks, including, without limitation, the risks described above under “—Our operating performance and the market value of our properties are subject to risks associated with real estate assets.” Additionally, we may be required to hold a commercial property in a taxable REIT subsidiary (“TRS”), and any gain from the subsequent sale of the property or a leasehold interest in it would be subject to corporate income tax.

Competition may adversely affect our ability to acquire and originate investments.

We compete with commercial developers, other REITs, real estate companies, financial institutions, such as banks and insurance companies, funds, and other investors, such as pension funds, private companies and individuals, for investment opportunities. Our competitors include both competitors seeking to originate or acquire Ground Lease transactions or acquire properties in their entirety and competitors offering debt financing as an alternative to a Ground Lease. Some of our competitors have greater financial and other resources and access to capital than we do. Due to our focus on Ground Leases throughout the U.S., and because most competitors are often locally and/or regionally focused, we do not always encounter the same competitors in each market.

Cybersecurity risk and cyber incidents may adversely affect our business.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance cost, litigation and damage to our business relationships. As reliance on technology has increased, so have the risks posed to our information systems and those provided by third-party service providers. We have implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that we will not be materially and adversely affected by such an incident.

Our business and growth prospects have been adversely affected by the COVID-19 pandemic and could be adversely affected in the future by the COVID-19 pandemic or the outbreak of any other highly infectious or contagious diseases.

The COVID-19 pandemic has adversely affected our growth and could adversely affect our business and growth in the future. At this time, we cannot predict the full extent or duration of the impacts of the COVID-19 pandemic on our business. COVID-19 or another pandemic could adversely affect us due to, among other factors:

•	closures of, or other operational issues at, one or more of our properties resulting from government or tenant action;

•	deteriorations in our tenants’ financial condition and access to capital which could cause one or more of our tenants to be unable to meet their Ground Lease obligations to us in full, or at all;

•	the impact on the hotel industry generally and our hotel assets specifically, which accounted for approximately 11.9%, 14.4% and 15.2% of our total revenues for the years ended December 31, 2022, 2021 and 2020, respectively, including percentage rent;

•	the impact on our percentage rent revenues, all of which are based on operating performance at our hotel properties. We recognized no percentage rent from our Park Hotels Portfolio in 2022 in respect of 2021 hotel operating performance or 2021 in respect of 2020 hotel performance. We recognized $3.6 million in percentage rent in 2020 in respect of 2019 hotel performance;

•	deteriorations in our financial performance which could cause us to be unable to satisfy debt covenants, including cash flow coverage tests in our revolving credit facility, which could trigger a default and acceleration of outstanding borrowings;

•	difficulty accessing debt and equity capital on attractive terms, or at all, to fund business operations, growth or address maturing liabilities; and

•	delays in the supply of products or services that are needed for our and our tenants’ efficient operations.

In addition to the potential adverse effects described above, our business and growth prospects may be adversely affected even after the COVID-19 pandemic ends if the travel industry is impacted, which will adversely affect the hotel properties in our portfolio and the percentage rents that we receive from them, and the possibility that our office properties in urban areas experience less demand and declines in value due to a permanent shift in employees working from home or long-term relocation trends away from urban centers. As of December 31, 2022, approximately 45% of the gross book value of our Ground Lease portfolio is comprised of office properties. The lack of certainty of the COVID-19 pandemic and its after-effects on certain sectors of the economy and commercial real estate markets preclude any prediction as to the ultimate adverse impact of COVID-19. Nevertheless, COVID-19 or the possibility of another pandemic presents material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

Our estimated UCA, Combined Property Value and Ground Rent Coverage, may not reflect the full potential impact of the COVID-19 pandemic and may decline materially in future periods.

Certain metrics that we report and monitor may not reflect the full potential impact of the COVID-19 pandemic. Our reported estimated UCA and Combined Property Value are based, in part, on third party appraisals that we obtained on a rolling quarterly basis during 2022. The estimated UCA and ratio of gross book value to the Combined Property Value of our portfolio, which are metrics that we report and that management tracks, in part, to assess risk and our seniority in capital structures, may not reflect the full effects of the COVID-19 pandemic. The unknown duration and potential impact of the COVID-19 pandemic on the economy combined with limited transaction activity makes current real estate valuations uncertain and our estimated UCA and ratio of gross book value to Combined Property Value could decline in future periods, and any such decline could be material. Our estimated Ground Rent Coverage represents the ratio of the property NOI of the commercial properties being operated on our land to the Ground Lease payment due to us, as of the date of determination. With respect to properties under development or in transition or for which financial statements are not available, we use our internal underwritten estimates of Ground Rent Coverage at stabilization and third-party valuations where available, none of which has been adjusted to take into account any effects of the COVID-19 pandemic. With respect to other properties, the property NOI available to us at December 31, 2022 may not be indicative of future periods, depending on the direction and magnitude of the effects of the COVID-19 pandemic for the entire period. Given the uncertainty surrounding the COVID-19 pandemic and its effects, and the limitations of the information used in our estimates it is possible that the actual Ground Rent Coverage may be lower than our estimate, now or in the future.

We are part of two joint ventures that have a different investment profile than our typical ground leases, which could materially and adversely affect us.

We are in a ground lease pre-development joint venture, which targets the origination and acquisition of pre-development phase Ground Leases, and a leasehold loan joint venture, which provides leasehold loans behind a Safe Ground Lease (the “Ventures”). The Ventures are with an institutional third party partner. The combined gross book value of the Ventures is less than 2% of our gross book value. The assets owned by these Ventures create higher returns but also may involve additional risk than our typical Ground Leases. Pre-development ground leases differ from our typical Ground Leases in that they may not have all governmental approvals to commence construction and often do not have full capitalizations to fund development; these factors may expose these projects to additional time delays and cost increases. Leasehold loans differ from our typical Ground Leases in that they are serviced by the post-ground rent cash flows of the asset and, in a default scenario, only have recourse to our tenants’ leasehold interests.

Risks Related to the Spin-Off and Our Relationship with Star Holdings

The Spin-Off may not deliver its intended results.

There are several risks and uncertainties for us related to the Spin-Off, including but not limited to:

•	whether Star Holdings may be able to meet its obligations to us and others following the Spin-Off;

•	the fact that Star Holdings will be a significant stockholder of our common stock and sales of our common stock by Star Holdings could adversely affect the market price of our common stock; and

•	the fact that certain cash flows payable by Star Holdings to us may be affected by Star Holdings' performance, including amounts payable under the senior secured term loan and management fees payable under the management agreement with Star Holdings, and any adverse impact on Star Holdings' performance may adversely affect Star Holdings' ability to pay amounts due to us.

Any one or more of these risks and uncertainties, or any other complexity or aspect of the Spin-Off or its implementation, may have an adverse effect on our financial condition, results of operations, cash flow and per share market price of our common stock.

We are party to several agreements with Star Holdings, and may be unable to collect amounts to which we are contractually entitled, which could negatively affect our performance, financial condition, results of operations and cash flow.

Concurrently with the completion of our spin-off of Star Holdings, Star Holdings entered into a management agreement with one of our subsidiaries (the “Management Agreement”). Pursuant to the Management Agreement, we have agreed to provide Star Holdings with a management team and manage Star Holdings’ assets and its and its subsidiaries’ day-to-day operations, subject to the supervision of Star Holdings’ board of trustees. In consideration for our management services, Star Holdings has agreed to pay us an annual management fee fixed at $25.0 million, $15.0 million, $10.0 million and $5.0 million in each of the first four annual terms of the agreement, and 2.0% of the gross book value of Star Holdings’ assets thereafter, excluding the shares of us held by Star Holdings, as of the end of each fiscal quarter. The management fee is payable in cash quarterly, in arrears.

Additionally, on March 31, 2023, we, as a lender and an administrative agent, and Star Holdings, as a borrower, entered into a senior secured term loan facility in an aggregate principal amount of $115.0 million (the “Secured Term Loan Facility”) and an additional commitment amount of up to $25.0 million (the “Incremental Term Loan Facility, and together with the Secured Term Loan Facility, the “Term Loan Facility”) at Star Holdings’ election, the proceeds of which may only be used to satisfy Star Holdings’ “soft call” obligations under the Margin Loan Facility (defined below). Borrowings under the Term Loan Facility bear an interest at a fixed rate of 8.00% per annum, subject to increase in certain circumstances. The Term Loan Facility has certain prepayment obligations, and a maturity of March 31, 2027.

If Star Holdings terminates the Management Agreement, fails to comply with its covenants or is otherwise in default under the Term Loan Facility, or fails to pay cash amounts when due under the Management Agreement or Term Loan Facility, our cash flow may be adversely affected. Any significant and negative impact on our cash flow could in turn negatively impact our compliance with covenants under our debt instruments or result in our default thereof, which could materially and adversely affect our performance, financial condition and results of operations.

Star Holdings owns a significant amount of our common stock, all of which serves as collateral for a margin loan.

Immediately following the Merger, Star Holdings owned approximately 21% of the outstanding shares of our common stock. Future sales in the public market by Star Holdings, or the perception in the market that Star Holdings intends to sell shares, could reduce the market price of our common stock.

Additionally, Star Holdings has entered into a margin loan facility in an aggregate principal amount of $140.0 million with Morgan Stanley Bank, N.A., as lender, Morgan Stanley Senior Funding, Inc., as administrative agent, and Morgan Stanley & Co. LC, as sole custodian, calculation agent and collateral agent (the “Margin Loan Facility”) that is secured by all of the shares of our common stock held by Star Holdings. If the market value of our common stock held by Star Holdings drops below certain specified levels, Star Holdings will be required to post additional collateral or, at certain levels, repay the outstanding margin loan amount as well as all accrued and unpaid interest, and a make whole amount. If Star Holdings is unable to satisfy any collateral calls or does not have sufficient funds to repay amounts owed under the Margin Loan Facility, Star Holdings may be forced to sell shares of our common stock or the lender may foreclose on the shares of our common stock held as collateral, which could reduce the market price of our common stock. Moreover, a collateral call or mandatory repayment may occur at a time when Star Holdings is subject to contractual or statutory prohibitions from selling.

The concentration of our voting power may adversely affect the ability of investors to influence our policies.

Immediately following the Merger, Star Holdings owned approximately 21% of the outstanding shares of our common stock. Therefore, subject to the terms of our Governance Agreement with Star Holdings, Star Holdings has the ability to influence the outcome of matters presented to our shareholders, including the election of our board of directors and approval of significant corporate transactions, including business combinations, consolidations and mergers. The concentration of voting power in Star Holdings might also have the effect of delaying, deferring or preventing a change of control that our other shareholders may view as beneficial.

We entered into a Governance Agreement with Star Holdings, pursuant to which, among other things, Star Holdings and its subsidiaries agreed to certain lockup and standstill provisions, and to vote all shares of our common stock owned by them (i) in favor of all persons nominated to serve as our directors by our board of directors or our nominating and corporate governance committee, (ii) against any stockholder proposal that is not recommended by our board of directors and (iii) in accordance with the recommendations of our board on all other proposals brought before our stockholders, in each case until the earliest to occur of (a) the termination of our management agreement with Star Holdings, (b) the date on which both (1) Star Holdings ceases to beneficially own at least 7.5% of our outstanding common stock and (2) Star Holdings is no longer managed by us or our affiliates, or (c) a “change of control” of us, as defined in the Governance Agreement. As a result, the ability of other stockholders to influence the election of directors and other matters submitted to stockholders for approval will be limited. For example, this voting agreement may have the effect of delaying or preventing a transaction that would result in a change of control, if our board of directors does not recommend that our stockholders vote in favor of the transaction, even if certain other stockholders believe that the transaction is in our or their interests.

There are various potential conflicts of interest in our relationship with Star Holdings, which could result in decisions that are not in the best interest of our shareholders.

Potential conflicts of interest in our relationship with Star Holdings include, without limitation: conflicts arising from the enforcement of agreements between us and Star Holdings; conflicts in the amount of time that our officers and employees will spend on Star Holdings’ affairs vs. our other affairs; conflicts in determining whether to seek reimbursement from Star Holdings of certain expenses we incur on its behalf; and conflicts between the interests of our shareholders and members of our management who hold Star Holdings common stock. Transactions between Star Holdings and us are subject to certain approvals of our independent directors; however, there can be no assurance that such approval will be successful in achieving terms and conditions as favorable to us as would be available from a third party.

Certain of our executive officers are also Star Holdings’ executive officers. Our executive officers have duties to our company under applicable Maryland law, and our executive officers who are also officers of Star Holdings have duties to Star Holdings under applicable Maryland law. Those duties may come in conflict from time to time. We also have duties as the manager of Star Holdings which may come in conflict with our duties to our shareholders from time to time.

The Spin-Off could distract management time and attention and give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.

We are Star Holdings’ external manager and our duties under the management agreement could distract the time and attention of our management away from Safehold. In addition, the Spin-Off may lead to increased recurring operating and other expenses and to changes to certain operations. Disputes with third parties could also arise out of these transactions. These potential management distractions increased expenses, changes to operations, disputes with third parties, or other effects could materially and adversely affect our financial condition, results of operations, cash flow and per share market price of our common stock.

The Spin-Off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws.

If we file for insolvency or bankruptcy within certain timeframes following the Spin-Off, a court could deem the spin-off or certain internal restructuring transactions undertaken by us in connection therewith to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.

The agreements between Safehold and Star Holdings entered into in connection with the Spin-Off may not reflect terms that would have resulted from arm’s-length negotiations with unaffiliated third parties.

The agreements related to the Spin-Off, including the separation and distribution agreement, the management agreement, the governance agreement, the registration rights agreement and the secured term loan were negotiated prior to the consummation of the Spin-Off. As a result, although those agreements are intended to reflect arm’s-length terms, they may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. For more information on these agreement, please refer to the documents incorporated by reference into this prospectus supplement.

Financing and Investment Risks

Our debt obligations, which include the substantial amount of indebtedness we assumed in connection with the Merger, will reduce cash available for distribution and expose us to the risk of default.

Prior to the Merger, Old SAFE had substantial indebtedness and, in connection with the Merger, we assumed all of Old SAFE’s indebtedness in addition to retaining $100.0 million of our trust preferred securities. Payments of principal and interest on borrowings may leave us with insufficient cash resources to fund investment activities or to make distributions currently contemplated or necessary for us to maintain our qualification as a REIT. If interest rates, and therefore, the costs of our debt rise faster and by greater amounts than any rent escalations and percentage rents under our leases, we may not generate sufficient cash to pay amounts due under our borrowings. Additionally, given the long term of our Ground Leases and the comparatively shorter term of our debt, there may be a misalignment between interest rates at the time of a refinancing and our expected revenue stream under a Ground Lease. Our organizational documents do not contain any limitation on the amount of indebtedness we may incur. Our level of debt following the Merger, the costs of our debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including, without limitation, the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed on favorable terms, or at all;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	increases in interest rates could materially increase our interest expense and adversely affect our growth by significantly increasing the costs of future investments;

•	we may be forced to dispose of one or more of our assets, possibly on disadvantageous terms;

•	restricting us from making strategic acquisitions, developing properties, or exploiting business opportunities;

•	our credit agreements prohibit us from paying distributions if there is a default thereunder, subject to limited exceptions relating to the maintenance of our REIT qualification;

•	the actions or omissions of our tenants over which we have no direct control, such as a failure to pay required taxes, may trigger an event of default under certain of our mortgages (refer to Note 8 to the consolidated financial statements included in Old SAFE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022);

•	if we default on our debt, the lenders or mortgagees may accelerate our debt obligations, repossess and/or take control of the properties, if any, that secure their loans and collect rents and other property income;

•	our default under debt agreements could trigger cross-default or cross acceleration of our other debt;

•	exposing us to potential credit rating downgrades;

•	increasing our vulnerability to a downturn in general economic conditions; and

•	limiting our ability to react to changing market conditions in our industry.

Our failure to hedge interest rates effectively could materially and adversely affect us.

Subject to our qualification as a REIT, we seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Moreover, there can be no assurance that our hedging arrangements will qualify for hedge accounting. Should we desire to terminate a hedging arrangement, we may incur significant costs. When a hedging arrangement is required under the terms of a mortgage loan, it is often a condition that the hedge counterparty maintains a specified credit rating. If the credit rating of a counterparty were downgraded and we were unable to renegotiate the credit rating condition with the lender or find an alternative counterparty with acceptable credit rating, we would be in default under the loan and the lender could seize that property securing the loan through foreclosure.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on partners’ or co-venturers’ financial position and liquidity and disputes between us and our co-venturers.

We hold certain of our Ground Leases through ventures owned by us and a third party, and we may co-invest in the future with third parties through partnerships, joint ventures or other entities. Under our stockholder’s agreement with an institutional investor that invested in Old SAFE prior to Old SAFE’s initial public offering, we have agreed that it will have the right to participate as a co-investor in real estate investments for which we are seeking joint venture partners. In a joint venture, we may not be in a position to exercise sole decision-making authority regarding material decisions. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and they may have competing interests that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale. In addition, prior consent of our partners or co-venturers may be required for a sale or transfer to a third party of our interests in the partnership or joint venture, which would restrict our ability to dispose of our interest. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and create distractions for our executive officers and/or directors. In addition, we may in certain circumstances be liable for the actions of our partners or co-venturers. Our partnerships or joint ventures may be subject to debt and we could be forced to fund our partners’ or co-venturers’ share of such debt if they fail to make the required payments in order to preserve our investment.

Our depreciation expenses are expected to be limited for financial and tax reporting purposes, with the result that we will be highly dependent on external capital sources to fund our growth.

As an owner of land, we expect to record limited depreciation expenses for either financial reporting or tax reporting purposes. As a result, we will not have significant depreciation expenses that will reduce our net taxable income and the payment ratio of our distributions to our cash available for distribution to our shareholders or other metrics is likely to be higher than at many other REITs. This also means that we will be highly dependent on external capital sources to fund our growth. If capital markets are experiencing disruption or are otherwise unfavorable, we may not have access to capital on attractive terms, or at all, which could prevent us from achieving our investment objectives.

Our credit ratings will impact our borrowing costs and our access to debt capital markets.

Our borrowing costs on our credit facilities and our access to debt capital markets will depend significantly on our credit ratings, which are based on our operating performance, liquidity and leverage ratios, financial condition and prospects, and other factors. Our unsecured corporate credit ratings from major national credit rating agencies are currently investment grade. However, there can be no assurance that our credit ratings or outlook will not be lowered in the future in response to adverse changes in these metrics caused by our operating results or by actions that we take that may reduce our profitability or that require us to incur additional indebtedness. Any downgrade in our credit ratings will increase our borrowing costs under our credit facilities and could have a material adverse effect on our ability to raise capital in the debt capital markets, which could in turn have a material adverse effect on our business, liquidity and the market price of our common stock.

Risks Related to Our Organization and Structure

We are a holding company and will rely on funds from Portfolio Holdings to pay our obligations and distributions to our shareholders.

We conduct substantially all of our operations through Portfolio Holdings. As a holding company, claims of shareholders are structurally subordinated to all existing and future creditors and preferred equity holders of Portfolio Holdings and its subsidiaries. Therefore, in the event of a bankruptcy, insolvency, liquidation or reorganization of Portfolio Holdings or its subsidiaries, assets of Portfolio Holdings or the applicable subsidiary will be available to satisfy our claims to us as an equity owner therein only after all of their liabilities and preferred equity have been paid in full and only to the extent of the Portfolio Holdings’ interests in the subsidiaries.

Certain provisions of Maryland law and our organizational documents could inhibit changes in control of our company.

Certain provisions of Maryland law, including the Maryland General Corporation Law (the “MGCL”), and our organizational documents could inhibit changes in control of our company that might involve a premium price for our common stock or that our shareholders otherwise believe to be in their best interest, including, among others, the following:

•	Although our board of directors has by resolution exempted business combinations between us and any other person from the business combination provisions of the MGCL, and our bylaws exempt from the control share acquisition statute any and all acquisitions by any person of shares of our stock, there can be no assurance that these exemptions will not be amended or eliminated at any time in the future.

•	Our ability as managing member of Portfolio Holdings to make certain amendments to the Portfolio Holdings LLCA is limited. See “Risks Related to Our Common Stock—The Portfolio Holdings LLCA contains provisions that may delay, defer or prevent a change in control.”

•	Our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock.

•	Our board of directors, without stockholder approval, has the power under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. As a result, our board of directors could establish a class or series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our shareholders otherwise believe to be in their best interest.

These provisions may frustrate or prevent attempts by stockholders to cause a change in control of our company or to replace members of our board of directors.

Certain provisions of our organizational documents limit shareholder recourse and access to judicial fora.

Our charter limits the liability of our present and former directors and executive officers to us and our shareholders for money damages to the maximum extent permitted under Maryland law. The Portfolio Holdings LLCA also limits the liability of our directors, officers and others. Additionally, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of any duty owed by us or by any director or officer or other employee to us or to our shareholders; (iii) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the MGCL or our charter or bylaws; or (iv) any action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division. These provisions of our organizational documents may limit shareholder recourse for actions of our present and former directors and executive officers and limit their ability to obtain a judicial forum that they find favorable for disputes with our company or our directors, officers, employees, if any, or other shareholders.

Risks Related to Our Common Stock

Cash available for distribution may not be sufficient to make distributions to our shareholders at expected levels, or at all.

All future distributions will be made at the discretion of our board of directors and will depend on a number of factors, including our actual or anticipated results of operations, cash flows and financial position, our qualification as a REIT, restrictions in our financing agreements, economic and market conditions, applicable law, and other factors as our board of directors may deem relevant from time to time. Our credit agreements prohibit us from paying distributions if there is a default thereunder, subject to limited exceptions relating to the maintenance of our REIT qualification. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital or borrow funds, issue equity or sell assets to pay for such distribution, or eliminate or otherwise reduce the amount of such distribution. Any distributions we make in the future could differ materially from our past distributions or current expectations. If we fail to meet the market’s expectations with regard to future operating results and cash distributions, the market price of our common stock could be adversely affected.

The availability of shares for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price of our common stock. Under the terms of registration rights agreements, MSD Partners, L.P. (“MSD”), Star Holdings and SFTY Venture LLC each received rights to have shares of common stock issued from time to time registered for resale under the Securities Act. We may also issue shares of common stock in connection with future acquisitions. Issuances or resales of substantial amounts of shares of our common stock, or the perception that such issuances or resales might occur could adversely affect the market price of our common stock. This potential adverse effect may be increased by the large number of shares of our common stock that are or will be owned by Star Holdings to the extent that it resells, or there is a perception that it may resell, a significant portion of its holdings. In addition, future issuances of shares of our common stock may be dilutive to holders of shares of our common stock and may reduce the market price of our common stock. Pursuant to agreements with us, each of MSD and SFTY Venture LLC have certain rights to maintain their percentage interest in us, but other existing shareholders have no preemptive rights.

Distributions to holders of Caret units will reduce distributions to us upon certain transactions, and sales of additional Caret units may dilute the economic interests of our common stockholders.

Caret units generally entitle holders to a share of the net proceeds from the disposition of Ground Lease Assets in excess of our investment basis in such assets. “Ground Lease Asset” means the fee or other interest in real property that is or (while Portfolio Holdings or we directly or indirectly owned all or a portion of such fee or other interest) was subject to a Ground Lease together with the lessor’s interest under such Ground Lease and, if applicable, the direct or indirect owner of all or part of a Ground Lease Asset, which, for the avoidance of doubt, only includes commercial Ground Lease Assets.

The number of authorized Caret units is currently fixed at 12,000,000 units. Issuances of additional shares of our common stock will reduce an individual stockholder’s indirect interest in Caret units, while the interests of Caret unit holders are subject to limited dilution. We have established an equity incentive plan (the “Plan”) providing for grants of Caret units to our directors, officers and employees and other eligible participants representing up to 1,500,000 Caret units, 1,499,757 of which are currently outstanding. In addition to the Caret units reserved for issuance under the Plan, we have sold an aggregate of 259,642 Caret units to third-party investors, including affiliates of MSD and an entity affiliated with one of our independent directors. As a result, we currently own the remaining 82.2% of the outstanding Caret units. We may choose to issue new Caret units or sell outstanding Caret units to third parties in the future. Any such issuances or sales will not require approval from our common stockholders and would reduce our current percentage interest (and indirectly the interest of our common stockholders) in cash distributions in respect of Caret units. Moreover, the price at which additional Caret units are sold may not be commensurate to the cash distributions we or our common stockholders would have received if we had retained such Caret units.

In connection with the sale of 137,142 Caret units in February 2022 (28,571 of which were committed to be purchased at the time), we agreed to use commercially reasonable efforts to provide public market liquidity for such Caret units, or securities into which they may be exchanged, prior to the second anniversary of such sales. There can be no assurances that we will be able to provide public market liquidity within such timeframe, or at all, and if we are unable to do so, such investors have a right to require us to redeem their 137,142 Caret units purchased in February 2022. Even if we are able to provide public market liquidity an active trading market may not develop, or be sustained, and the market price of such securities may be volatile. Additionally, in connection with the pursuit of public market liquidity, we may restructure the Caret units, or securities into which they may be exchanged.

Certain other recent changes to the Caret program could further impact the economic interests of our common stockholders, including the following:

•	A lease extension (other than in accordance with the original terms of a Ground Lease) or other “GL Material Change,” as defined in the Portfolio Holdings LLCA, will result in accelerating, not increasing, the amounts SAFE is entitled to on account of the GL units it owns.

•	Portfolio Holdings will have less discretion with respect to sales of Ground Lease Assets, as (i) it may be obligated to sell Ground Lease Assets (thereby triggering a distribution to holders of Caret units and GL units) upon any Ground Lease expiration or termination, not just those related to tenant defaults, as well as upon SAFE’s receipt of all amounts it is entitled to after a lease extension or other GL Material Change, and (ii) it will be required to sell either to an affiliate via an arm’s length marketed process (and, following specified liquidity transactions, as agreed by a majority of a committee of independent directors) or to an unaffiliated third party.

•	Under the recently amended Caret program, SAFE, as owner of the GL units, will no longer have a redemption right with respect to GL units.

•	Caret distributions are not reduced for interest and principal repayment obligations of indebtedness (other than certain debt defined in the Portfolio Holdings LLCA as a “Caret Financing”). Therefore, cash available for distribution to GL unit holders will be reduced by all payments with respect to debt by Portfolio Holdings.

Thus, holders of our common stock bear the risk that Caret units will dilute their economic interests and other attributes of ownership in us and may materially and adversely affect the market price of shares of our common stock.

The recent changes to the Caret program may fail to improve the recognition of SAFE’s two distinct components of value by market participants.

The Caret program was designed to recognize the two distinct components of value in SAFE’s Ground Lease portfolio: the “bond component,” which consists of the bond-like income stream SAFE receives from contractual rent payments under its Ground Leases and the return of invested capital, and the “Caret component,” which consists of the unrealized capital appreciation above SAFE’s investment basis in its Ground Leases due to SAFE’s ownership of the land and improvements at the end of the term of the applicable Ground Lease. While the recent changes to the Caret program were intended to improve the recognition of these two components, particularly the Caret component, by market participants, there can be no assurances that this will happen or that such recognition will be accretive to the market price of shares of our common stock.

The terms of Caret units could result in conflicts of interest between holders of our common stock and holders of Caret units. Our management’s ownership of Caret units creates potential conflicts of interest.

Given the disparate economic rights belonging to holders of Caret units in Portfolio Holdings and holders of GL units in Portfolio Holdings with respect to ground lease assets owned directly or indirectly by Portfolio Holdings, there are inherent conflicts of interest between such groups and, accordingly, between holders of Caret units, which includes members of our management, and holders of our common stock due to our ownership of all outstanding GL units but not all outstanding Caret units. Such conflicts may arise with respect to investment, management, capital and operating decisions, including:

●	whether to invest in ground leases that hold greater potential for future distributions to Caret unit holders versus current distributions to GL units and therefore common stockholders;

●	whether to extend, sell, hold or refinance a ground lease asset in the future;

●	whether to issue new shares of common stock; and

●	whether to issue or sell additional Caret units.

While our management and its board of directors may consider our interest as a Caret unit holder, neither is obligated to separately consider the interests of Caret unit holders when making such decisions. Our board of directors intends to exercise its judgment from time to time, depending on the circumstances, as it believes the advantage of retaining flexibility in determining how to fulfill its responsibilities in any such circumstances as they may arise outweigh any perceived advantages of adopting additional specific procedures.

Additionally, our management’s ownership of Caret units creates potential conflicts of interest. Pursuant to the Plan, 1,500,000 Caret units were reserved for grants of performance-based awards under the Plan to Plan participants, including certain of our executives. Initial grants under the Plan were subject to vesting based on time-based service conditions and hurdles relating to our common stock price, all of which were satisfied as of December 31, 2022, except with respect to approximately 1,000 Caret units are scheduled to vest on December 31, 2023. In connection with the Merger, certain officers have entered into re-vesting agreements pursuant to which they have agreed to subject a portion of their otherwise vested Caret units to additional vesting conditions which will be satisfied on the second anniversary of the closing date of the Merger. Additionally, immediately following the Merger, 76,801 Caret units were awarded to executive officers and other employees that are subject to cliff vesting on the fourth anniversary of their grant date if our common stock has traded at an average per share price of $60.00 or more for at least 30 consecutive trading days during that four year period.

As a result, as of immediately following the Merger, vested and unvested Caret units beneficially owned by our officers and other employees represent approximately 12.50% of the authorized Caret units, including 6.13% and 2.81% held directly and indirectly by Jay Sugarman, our Chairman and Chief Executive Officer, and Marcos Alvarado, our President and Chief Investment Officer, respectively. This creates potential conflicts of interest when management is faced with decisions that could have different implications for holders of Caret units and holders of our common stock, as management may be incentivized to make decisions that benefit holders of Caret units as opposed to holders of our common stock.

The Portfolio Holdings LLCA sets forth certain limitations on our ability to make changes to such agreement that could be beneficial to us and our stockholders without the consent of certain of the Caret unitholders.

The Portfolio Holdings LLCA sets forth certain limitations on our ability to make changes to such agreement that could be beneficial to us and our common stockholders. Subject to certain agreed exceptions, any material amendment adverse to the interest of Caret unit holders with respect to: (i) capital contributions, (ii) the designation and number of membership interests in Portfolio Holdings, (iii) economics, (iv) restrictions on the authority of Portfolio Holdings’ managing member, us, (v) certain decisions with respect to Ground Leases and the fee or other interest in real property subject to a Ground Lease, (vi) our commitment that, subject to certain exceptions, all commercial Ground Leases, including any improvements built thereon, that are directly or indirectly owned by us must be owned through Portfolio Holdings, (vii) the use of proceeds from the issuance of Caret units by Portfolio Holdings or Caret Financings, (viii) drag-along rights, or (ix) amendments to the Portfolio Holdings LLCA, as well as any definitions related to such matters, will require the consent of (1) prior to a Liquidity Transaction (as defined in the Portfolio Holdings LLCA), a majority of Caret unit holders other than us and persons employed by us or any of our subsidiaries (“Outside Unitholders”) and (2) following a Liquidity Transaction, the majority of the members of a committee of independent directors and, for certain amendments, Outside Unitholders holding a majority of Caret units held by Outside Unitholders. This provision in the Portfolio Holdings LLCA could delay or impede any proposed amendment to the Portfolio Holdings LLCA that might be beneficial to us or our common stockholders, unless such amendment is approved by the Outside Unitholders.

The Portfolio Holdings LLCA contains provisions that may delay, defer or prevent a change in control.

The Portfolio Holdings LLCA contains provisions, including limitations on our authority to amend the agreement by granting certain approval rights to holders of Caret units, that may delay, defer or prevent a change in control. Under the terms of the Portfolio Holdings LLCA, we will have the sole discretion, prior to a specified liquidity transactions, to acquire all Caret units to consummate a change of control in us or the sale of our ground lease business. However, we will not have such drag-along right after a liquidity transaction. The Portfolio Holdings LLCA further provides that prior to specified liquidity transactions, any amendment or modification of the terms of our drag-along right will require the consent of Caret unit holders (other than us or any person that is employed by us or our subsidiaries) holding a majority of Caret units held by such persons. The absence of the drag-along right after a liquidity transaction could make us a less attractive target for acquisition and therefore delay, deter or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our common stockholders.

Future issuances of debt or preferred equity securities could adversely affect our common shareholders and result in conflicts of interest.

We may issue additional debt or equity securities in the future. Upon liquidation, holders of our debt and preferred stock will receive a distribution of our available assets before holders of our common stock. Our preferred stock, if issued, would also likely have a preference on periodic dividends, which could limit our ability to make distributions to holders of shares of our common stock. We cannot predict or estimate the amount, timing, nature or impact of our future capital raising efforts. Thus, holders of shares of our common stock bear the risk that our future issuances or sales of  debt or equity securities or our incurrence of other borrowings may materially and adversely affect the market price of shares of our common stock and may result in conflicts of interest.

Risks Related to Our Recent Merger

We expect to incur substantial expenses related to the Merger and related transactions.

While we have assumed that a certain level of transaction and internalization expenses would be incurred, there are a number of factors beyond our control that could affect the total amount or the timing of expenses. Following the Merger, we may be unable to realize the anticipated synergies and related benefits of the merger or do so within the anticipated time frame.

We will be required to devote significant management attention and resources to managing the combined company as a single, internalized enterprise and ensuring that we are fulfilling its obligations under the Star Holdings management agreement. Potential difficulties we may encounter include the following:

•	the inability to successfully combine iStar Inc. and Safehold businesses in a manner that permits us to achieve the future cost savings anticipated to result from the Merger, which would result in some anticipated benefits of the Merger not being realized in the time frame currently anticipated, or at all;

•	the failure by us to retain key employees for our business and the management of Star Holdings’ assets;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger and Spin-Off; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger and Spin-Off and managing Star Holdings after the effective time of the Merger.

For all these reasons, you should be aware that it is possible that we may be adversely affected by the business and financial results of distractions of our management, the disruption of our ongoing business and/or unanticipated costs and expenses or the failure to realize anticipated future cost savings.

Following the Merger, we may be unable to retain key employees.

Our success of after the Merger will depend in part upon our ability to retain key employees. Key employees may depart after the Merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with us following the Merger. Accordingly, no assurance can be given that we will be able to retain key employees to the same extent as in the past.

Our future operating results will suffer if we do not effectively manage our operations following the Merger.

Following the Merger, we may continue to expand its operations through additional acquisitions, development opportunities and other strategic transactions, some of which involve complex challenges. Our future success will depend, in part, upon our ability to manage our expansion opportunities, which may pose substantial challenges for us to integrate new operations into its existing business in an efficient and timely manner, and to successfully monitor our operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. We cannot assure you that its expansion or acquisition opportunities will be successful, or that we will realize our expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The trading price of shares of our common stock following the Merger may be affected by factors different from those affecting the price of shares of our common stock or Old SAFE common stock before the Merger.

Our results of operations and the trading price of our common stock after the Merger may be affected by factors different from those that affected our or Old SAFE’s results of operations and the trading prices of our common stock and Old SAFE’s common stock prior to the consummation of the Merger. For example, some institutional investors which owned both our and Old SAFE’s common stock may elect to decrease their ownership in the Merged company by selling shares of our common stock.

Accordingly, the historical trading prices and financial results of the Company and Old SAFE may not be indicative of these matters for the Company after the Merger.

The historical and unaudited pro forma condensed combined financial information included in Exhibit 99.8 to the Current Report on Form 8-K to which this exhibit relates may not be representative of our results after the consummation of the Merger and related transactions.

The unaudited pro forma condensed combined financial information included in Exhibit 99.8 to the Current Report on Form 8-K to which this exhibit relates has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger and related transactions been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the Company after the consummation of the Merger and related transactions. The unaudited pro forma condensed combined financial information reflect a preliminary determination of the fair value of the assets and liabilities of the Company and the allocation of the purchase price, which, upon finalization could cause material differences in the information presented. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the Merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma condensed combined financial information presented in Exhibit 99.8 to the Current Report on Form 8-K to which this exhibit relates is based in part on certain assumptions regarding the transactions that we believe are reasonable under the circumstances. We cannot assure you that the assumptions will prove to be accurate over time.

Following the Merger and the Spin-Off, the Company may not continue to pay dividends at or above the rate previously paid by us or Old SAFE.

Following the Merger and the Spin-Off, the stockholders of the Company may not receive dividends at the same rate that they did as stockholders of Old SAFE of the Company prior to the Merger and the Spin-Off for various reasons, including the following:

•	the Company may not have enough cash to pay such dividends due to changes in the Company’s cash requirements, capital spending plans, cash flow or financial position;

•	decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of our board of directors, which reserves the right to change the Company’s dividend practices at any time and for any reason, subject to applicable REIT requirements; and

•	the amount of dividends that our subsidiaries may distribute to us may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of the Company have no contractual or other legal right to dividends that have not been declared by our board of directors.

Tax Risks Related to Ownership of Our Shares

Our failure to remain qualified as a REIT would subject us to taxes, which would reduce the amount of cash available for distribution to our shareholders.

We believe we have been organized and operated and intend to continue to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 1998. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions and Treasury Regulations promulgated thereunder for which there are limited judicial and administrative interpretations. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like us, holds its assets through entities treated as partnerships for U.S. federal income tax purposes. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Our ability to satisfy these asset tests depends upon the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to manage successfully the composition of our income and assets on an ongoing basis. In connection with such requirements, for so long as any stockholders, either individually or together in the aggregate, hold 10% or more of the shares of our common stock, we will be deemed to own any tenant in which such stockholder or such stockholders together own, at any time during a taxable year, a 10% or greater interest, applying certain constructive ownership rules, which could cause us to receive rental income from a related party tenant. We have put in place procedures to diligence whether we will directly or indirectly receive rental income of a related party tenant. However, due to the broad nature of the attribution rules of the Code, we cannot be certain that in all cases we will be able to timely determine whether we are receiving related party rental income in an amount that would cause us to fail the REIT gross income tests. To the extent we fail to satisfy a REIT gross income test as a result of receiving related party tenant income we could fail to qualify as a REIT or be subject to a penalty tax which could be significant in amount. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we believe we have been organized and operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have qualified or will continue to so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire or services that we can directly provide to our tenants in the future.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income at the regular corporate rate, and distributions to our shareholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money, sell assets, or reduce or even cease making distributions in order to pay our taxes. Our payment of income tax would reduce significantly the amount of cash available for distribution to our shareholders. Furthermore, if we fail to qualify or maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our shareholders.

The REIT distribution requirements could require us to borrow funds or take other actions that may be disadvantageous to our shareholders.

In order to qualify as a REIT, we must distribute to our shareholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, we will be subject to U.S. federal income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income (including net capital gains) and will be subject to a 4% nondeductible excise tax on the amount by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net taxable income to our shareholders in a manner intended to satisfy the REIT 90% distribution requirement and to eliminate U.S. federal income tax and the 4% nondeductible excise tax.

Our taxable income may exceed our net income as determined by GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may incur nondeductible capital expenditures or be required to make debt or amortization payments. Also, certain Ground Lease transactions we enter into may be determined to have a financing component, which may result in a timing difference between the receipt of cash and the recognition of income for U.S. federal income tax purposes. In addition, we may be required to take certain amounts into income no later than the time such amounts are reflected on our financial statements. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and we may incur U.S. federal income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to shareholders in that year. In that event, we may be required to use cash reserves, incur debt, issue equity or liquidate assets at rates or times that we regard as unfavorable or make a taxable distribution of our shares in order to satisfy the REIT 90% distribution requirement and to eliminate U.S. federal income tax and the 4% nondeductible excise tax in that year.

Even if we qualify as a REIT, we may incur tax liabilities that reduce our cash flow.

Even if we qualify as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, taxes on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through taxable C corporations, including TRSs. Such subsidiary corporations will be subject to U.S. federal, state and local corporate income taxes, including potential penalty taxes, which would decrease the cash available for distribution to our shareholders.